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                                                                   Exhibit 10.14

                     DISTILLER'S GRAINS MARKETING AGREEMENT

     THIS AGREEMENT (this "Agreement"), made and entered into this 12th of November, 2004, by and between East Kansas Agri-Energy, LLC, a Kansas limited liability company ("EKAE"), and United Bio Energy Ingredients, LLC, a Kansas limited liability company ("UBEI").

                              W I T N E S S E T H :

     WHEREAS, EKAE intends to construct and own an ethanol plant, located in Garnett, Kansas (the "Plant");

     WHEREAS, EKAE desires to sell and UBEI desires to buy all the dried distiller's grains ("DDG") and wet distiller's grains ("WDG") produced at the Plant (collectively the "Distiller's Grains");

     WHEREAS, the parties desire to purchase and sell the Distiller's Grains, and receive and provide such services, in accordance with the fees, price formula, payment, delivery and other terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

     1. TERM. The initial term of this Agreement shall be for five (5) years. The parties shall execute a memorandum setting forth the actual date of commencement of the term, which shall be approximately 6 months before substantial completion of the Plant. Unless earlier terminated in accordance with this Agreement, this Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew not later than ninety
(90) days prior to the expiration of the then current term.

     2.   PRICE AND PAYMENT.

          A. PRICE. UBEI agrees to pay EKAE for all DDG removed by UBEI from the Plant, a price equal to ninety eight percent (98%) of the FOB Plant price actually charged by UBEI to its customers. For purposes of this provision, the FOB Plant price shall be the actual sale price, less all reasonable freight costs incurred by UBEI in delivering the Distiller's Grains to its customers. UBEI also agrees to pay EKAE for all WDG removed by UBEI from the Plant, a price equal to ninety-six percent (96%) of the FOB Plant price actually charged by UBEI to its customers. If EKAE desires the additional services of a distiller's marketer on-site at the Plant, and employed by UBEI, then UBEI agrees to pay EKAE for all WDG a price equal to ninety-five percent (95%) of the FOB Plant price actually charged by UBEI.

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          B.   PAYMENT. On a daily basis, Weekends and Holidays excluded, EKAE shall provide UBEI with certified weight certificates for the previous day's shipments of Distiller's Grains. UBEI shall pay EKAE the F.O.B. Plant Price defined in paragraph 2.A. above, for all properly documented shipments. UBEI shall deliver to EKAE payment for such shipments on or before the second following Friday of each one week shipment period (Sunday through Saturday). UBEI agrees to maintain accurate sales and expense records and to provide such records to EKAE upon request. EKAE shall also have the right to inspect, copy and audit UBEI's sales invoices and expense records at any time during normal business hours at the corporate office of UBEI. If any such inspection or audit shall reveal a deficiency in a payment due to EKAE, UBEI shall immediately pay EKAE the amount of the deficiency together with interest from the date that such payment should have been made at the prime rate in effect on the date of the underpayment as reported in the Wall Street Journal. The expense of any such inspection or audit shall be borne by EKAE unless a material deficiency in payment is revealed, then, in such case, the reasonable expense of such inspection or audit shall be borne by UBEI.

          C. BEST EFFORTS. UBEI agrees to use its best efforts to achieve the highest resale price of Distiller's Grains available under prevailing market conditions.

          D. COLLECTION. UBEI shall be responsible for all customer billing and account servicing, including, but not limited to, the collection of amounts owed UBEI by its customers, shall bear all costs associated with such billing and collection activities, and shall assume all losses due to failure of its customers to pay their account.

          E. FUTURE SALES BY UBEI. UBEI shall not contract for the sale of Distiller's Grains, to its customers, more than one hundred eighty (180) days in advance, unless EKAE explicitly approves the price and terms of any such contract and provides notice of such approval to UBEF. Upon notice of termination, UBEF shall not contract for the sale of Distiller's Grains to its customers more than more than ninety (90) days in advance, unless EKAE explicitly approves the price and terms of any such contract and provides notice of such approval to UBEI. UBEI will advise EKAE weekly and update EKAE monthly on all outstanding contractual obligations, and the terms thereof.

     3. FEES AND EXPENSES. Unless otherwise specifically provided for herein, and to the extent not already included in the price of the Distiller's Grains, EKAE shall be responsible for any and all fees and expenses, including but not limited to fees assessed by any State or other regulatory agency, incurred or assessed on any Distiller's Grains, whether for licensing, dues, branding, packaging, inspecting, or otherwise. EKAE shall, as a result of its responsibility for such expenses, retain all rights to any name, branding, and packaging of the Distiller's Grains upon termination of this Agreement.

     4.   DELIVERY AND TITLE.

          A. PLACE. The place of delivery for all Distiller's Grains purchased by UBEI pursuant to this Agreement shall be F.O.B. Plant. UBEI and its agents shall be given access to the

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Plant in a manner and at all times reasonably necessary and convenient for UBEI to take delivery as provided herein. UBEI shall schedule the loading and shipping of all Distiller's Grains purchased hereunder, whether shipped by truck or rail. All labor and equipment necessary to load or unload trucks or rail cars shall be supplied by EKAE without charge to UBEI. The parties agree to handle the Distiller's Grains in a good and workmanlike manner in accordance with the other's reasonable requirements and in accordance with normal industry practice. EKAE shall maintain the truck/rail loading facilities in safe operating condition in accordance with normal industry standards.

          B.   STORAGE. EKAE shall provide storage space or not less than ten
(10) full days combined production of WDG and DDG, based on normal operating capacity.

          C. REMOVAL. UBEI warrants and agrees to use its best efforts to remove Distiller's Grains before the aforementioned storage limits are exceeded. EKAE shall be responsible at all times for the quantity, quality and condition of any Distiller's Grains in storage at the Plant.

          D. LOADING AND UNLOADING SCHEDULE. UBEI shall give to EKAE a schedule of quantities of Distiller's Grains to be removed by truck and rail respectively with sufficient advance notice reasonably to allow EKAE to provide the required services. EKAE shall provide the labor, equipment and facilities necessary to meet UBEI's loading schedule and EKAE shall be responsible for UBEI's actual costs or damages resulting from EKAE's failure to do so. UBEI shall order and supply trucks as scheduled for truck shipments. All freight charges shall be the responsibility of UBEI and shall be billed directly to UBEI. Demurrage charges will be for the account of UBEI if UBEI fails to provide railcars in accordance with the production schedule provided to EKAE. Demurrage charges will be for the account of EKAE if EKAE fails to load railcars in accordance with said schedule.

          E.   PRODUCTION SCHEDULE.

               1. UBEI shall provide loading orders as necessary to permit EKAE to maintain its usual production schedule, provided, however, that UBEI shall not be responsible for failure to schedule removal of Distiller's Grains unless EKAE shall have provided to UBEI production schedules as follows: At least five (5) days prior to the beginning of each calendar month during the term hereof, EKAE shall provide to UBEI a tentative schedule for production in the next calendar month. On Wednesday of each week during the term of this Agreement, EKAE shall provide to UBEI a schedule for actual production for the following production week (Monday through Sunday). EKAE shall inform UBEI daily of inventory and production status by 8:30 a.m. CDT.

               2. NOTICE. For purposes of this paragraph 6.E, notification will be sufficient if made by facsimile as follows:

          If to UBEI for Distiller's Grain, to the attention of Randy Ives, Facsimile number 316-796-0944,
          Email address: RANDY.IVES@UNITEDBIOENERGY.COM and If to EKAE, to the attention of _________________________,
          Facsimile number ________________.
          Or to such other representatives of UBEI and EKAE as they

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          may designate to the other in writing.

          F. TITLE. Title and risk of loss shall pass to UBEI at the point in time when loading the Distiller's Grains into trucks or rail cars has been completed.

          G. RAIL CAR LEASES. UBEI shall be responsible for estimating the number of rail car leases required to handle the transportation of the Distiller's Grains and for negotiating the terms of and executing such rail car leases; provided, however, that any and all rail car leases executed by UBEI shall be in substantially the same form as a standard rail car lease previously approved by EKAE for this purpose. Upon the termination of this Agreement, any and all existing rail car leases for the transport of Distiller's Grains will be assigned to EKAE, who will assume and be obligated to the terms and conditions of said leases. EKAE shall reimburse UBEI for any expenses incurred by UBEI associated with such rail car leases, to the extent such expenses are not already accounted for in the price of the Distiller's Grains.

          H. RAIL CONTRACTS. UBEI shall negotiate, in consultation with EKAE, the terms of rail contracts and rates on behalf of EKAE. The rail contracts shall be placed in the sole name of EKAE.

     5.   QUANTITY AND WEIGHTS.

          A. PRODUCTION AMOUNT. EKAE represents and warrants that it will sell to UBEI and UBEI represents and warrants that it will purchase from EKAE all Distiller's Grains produced at the Plant; provided, however, that UBEI shall locally market a portion of the Distiller's Grains produced at the Plant. Any locally marketed Distiller's Grains shall be subject to a minimum pick-up requirement of 5 tons per customer for wet Distiller's Grains and 2 tons per customer for dry Distiller's Grains and shall require afternoon pickup with forty-eight (48) hours prior notice. UBEI agrees to provide any and all customers of locally marketed Distiller's Grains truck and/or wagon access to the Distiller's Grains at the Plant. It is understood that total production amount of Distiller's Grains shall be determined by EKAE's production schedule and that no warranty or representation has been made by EKAE as to the exact quantities or timing of Distiller's Grains to be produced pursuant to this Agreement.

          B. ESTIMATE. The estimated production of Distiller's Grains at the Plant by EKAE, to be sold to UBEI, is approximately eight thousand five hundred (8,500) tons of DDG per month on a dry matter basis, and EKAE shall use its best efforts to produce such amount of Distiller's Grains.

          C. SCALES. The quantity of Distiller's Grains delivered to UBEI from the Plant shall be established by weight certificates, obtained from scales at the Plant, which shall be maintained by EKAE as required by applicable laws, rules and regulations. These outbound weight certificates shall be determinative of the quantity of the Distiller's Grains for which UBEI is obligated to pay pursuant to paragraph 2 above.

          D. RAIL CARS. All rail cars for Distiller's Grains shall be grain hopper cars. EKAE agrees that such cars for Distiller's Grains shall be loaded to full visible capacity at the

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Plant. If not loaded to full visible capacity, EKAE shall pay in full the portion of freight charges allocable to the unused capacity of the car. It is agreed and understood that all railcars, when not loaded to full visible capacity, shall be defined as having a light weight.

     6.   QUALITY.

          A. STANDARDS. EKAE understands that UBEI intends to sell the Distiller's Grains purchased from EKAE as a primary animal feed ingredient and that the same are subject to minimum quality standards for such use and each shall be of merchantable quality. EKAE warrants that the Distiller's Grains produced by the Plant and delivered to UBEI shall be acceptable under current industry standards in the feed trade industry and that at the time of delivery, the Distiller's Grains shall conform to the minimum quality standards outlined in EXHIBIT A attached hereto, as may be amended from time to time. Notwithstanding anything in this Agreement to the contrary, EKAE provides no warranty greater than those received from ICM, Inc. pursuant to the Design-build Contract dated August 9, 2004.

          B. COMPLIANCE. EKAE represents and warrants that at the time of loading, the Distiller's Grains will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, UBEI may, without obligation to pay, reject any Distiller's Grains before loading for the failure of the Distiller's Grains to comply with the representations and warranties in this paragraph. Actual loading of Distiller's Grains shall not waive UBEI's rights to reject Distiller's Grains on the grounds of noncompliance with the representations and warranties in this Agreement unless UBEI had actual knowledge of such noncompliance prior to loading. Should any of the Distiller's Grains be seized or condemned by any federal or state department or agency for any reason, except noncompliance by UBEI with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by UBEI of the Distiller's Grains seized or condemned and UBEI shall not be obligated to offer any defense in connection with the seizure or condemnation. However, UBEI agrees to cooperate with EKAE in connection with the defense of any quality or other product claims, or any claims involving governmental seizure or condemnation. UBEI shall be fully responsible for, and shall indemnify EKAE against any liability for, or claims arising from, any failure by UBEI to deliver Distiller's Grains to its customers, except to the extent that delivery fails due to the fault of EKAE. When rejection occurs pursuant to this paragraph, at its option, UBEI may:

               (1) Dispose of the rejected Distiller's Grains after first offering EKAE a reasonable opportunity of examining and taking possession thereof, if the condition of the Distiller's Grains reasonably appears to UBEI to permit such delay in making disposition;

               (2) Dispose of the rejected Distiller's Grains in any manner directed by EKAE which UBEI can accomplish without violation of applicable laws, rules, regulations or property rights; or

               (3) If any of the Distiller's Grains is seized or condemned by any federal or state department or agency or if UBEI has no available means of disposal of rejected Distiller's Grains and EKAE fails to direct UBEI to dispose of it as provided herein, UBEI may return the

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rejected Distiller's Grains to EKAE, upon which event UBEI's obligations with respect to said rejected Distiller's Grains shall be deemed fulfilled. Title and risk of loss shall pass to EKAE promptly upon such seizure or condemnation or rejection by UBEI.

               (4) EKAE shall reimburse UBEI for all costs reasonably incurred by UBEI in storing, transporting, returning and disposing of the rejected Distiller's Grains. UBEI shall have no obligation to pay EKAE for rejected Distiller's Grains and may deduct reasonable costs and expenses to be reimbursed by EKAE from amounts otherwise owed by UBEI to EKAE.

          C. NON-STANDARD PRODUCTS. If EKAE produces Distiller's Grains which comply with the warranties in this paragraph 6.B but which do not meet applicable industry standards, UBEI agrees to purchase such Distiller's Grains for resale but makes no representation or warranty as to the price at which such Distiller's Grains can be sold.

          D. PRODUCT TESTING. If EKAE knows or reasonably suspects that any Distiller's Grains produced by the Plant are adulterated or misbranded, or, are outside of minimum quality standards set forth in EXHIBIT A, EKAE shall promptly so notify UBEI so that such Distiller's Grains can be tested before entering interstate commerce. If UBEI knows or reasonably suspects that any Distiller's Grains produced by the Plant are adulterated or misbranded, or, are outside of minimum quality standards set forth in EXHIBIT A, then UBEI may obtain independent laboratory tests of the affected Distiller's Grains. If such Distiller's Grains are tested and found to comply with all warranties made by EKAE herein, then UBEI shall pay all testing costs and if the Distiller's Grains are found not to comply with such warranties, EKAE shall pay all testing costs.

          E. CHANGES IN STANDARDS. Upon notice to UBEI, said minimum quality standards are subject to change at the discretion of EKAE. Sufficient notice of any such change shall be deemed to be given to UBEI if EKAE gives written notification to UBEI at least thirty (30) days prior to such change. Such changes must be in conformance to generally acceptable industry standards.

     7.   RETENTION OF SAMPLES.

          A. SAMPLING. EKAE will take an origin sample of the Distiller's Grains from each truck or rail car before each shipment leaves the Plant, using industry standard sampling methodology. EKAE will label these samples to indicate the date of shipment that the truck, rail car, or pickup number involved. EKAE shall also retain the samples and labeling information for no less than six (6) months for DDG samples and no less than fourteen (14) days for WDG.

          B. ANALYSIS. For the first year of operation of ethanol production at the Plant, EKAE shall, on a weekly basis, furnish UBEI with a composite analysis on all Distiller's Grains produced at the Plant. Thereafter, at a minimum, a composite analysis on all Distiller's Grains produced at the Plant shall be sent once a month to UBEI. It is understood that said analysis is a composite and may or may not be indicative of the current analysis.

     8.   INSURANCE.

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          A.   POLICIES. EKAE warrants to UBEI that all EKAE's employees engaged in the removal of Distiller's Grains from the Plant shall be covered as required by law by worker's compensation and unemployment compensation insurance.

          B. COVERAGES. During the term of this Agreement, EKAE shall purchase and maintain insurance in such amounts as it may reasonably determine. UBEI shall be named as an additional insured on all such policies. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. EKAE waives all rights against UBEI and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Plant. Also during the term of this Agreement, UBEI shall purchase and maintain commercial general liability insurance, with combined single limits of not less than $2,000,000 which shall be endorsed to require at least thirty (30) days notice to EKAE prior to the effective date of any termination or cancellation of coverage. EKAE shall be named as an additional insured on all such policies and UBEI shall provide a certificate of insurance to EKAE to establish the coverage maintained by the commencement date of this Agreement.

          C. UBEI VEHICLES. UBEI agrees to carry such insurance on its vehicles and personnel operating on EKAE's property as UBEI reasonably deems appropriate or as required by law. The parties acknowledge that UBEI may elect to self insure its vehicles. Upon request, UBEI shall provide a certificate of insurance to EKAE to establish the coverage maintained by UBEI.

          D. CONSEQUENTIAL DAMAGES. EACH PARTY TO THIS AGREEMENT UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE, AND INTERRUPTION OF BUSINESS.

          E. OTHER CLAIMS. Except as provided in paragraph 8.D above, nothing herein shall be construed as a waiver by either party against the other party of claims, causes of action or other rights which either party may have or hereafter acquire against the other party for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other party for damage or injury to other persons or the property of others.

     9.   REPRESENTATIONS AND WARRANTIES.

          A. Each party represents and warrants that it is an entity in good standing under the laws that it is organized and has all the requisite power and authority to carry on its business as it

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has been and to own, lease, and operate the properties and assets used in connection therewith.

          B. In addition to the representations and warranties herein regarding the quality of Distiller's Grains, EKAE represents and warrants that the Distiller's Grains delivered to UBEI shall be free and clear of liens and encumbrances. Notwithstanding the foregoing, UBEI acknowledges that EKAE's senior lender has a security interest in all of the assets of EKAE subject to EKAE's ability to make sales in the ordinary course of business.

          C. Each individual executing this Agreement in a representative capacity, by his or her execution hereof, represents and warrants that such person is fully authorized to do so on behalf of the respective party hereto, and that no further action or consent on the part of the party for whom such signatory is acting is required for the effectiveness and enforceability of this Agreement against such party, following such execution.

          D. Each party now has, or will obtain, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to perform its obligations under this Agreement.

          E. UBEI warrants that, to the best of its knowledge, all of the Distiller's Grains produced by its other customers and sold by UBEI will be of merchantable quality, and will be fit for its intended purpose.

          F. NO ADDITIONAL WARRANTY. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE PARTIES MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     10.  TERMINATION.

          A. FOR CAUSE. Either party may terminate this Agreement without liability for cause by providing thirty (30) days prior written notice to the other party. For purposes of this paragraph, "cause" shall include, but not be limited to, the happening of an event of default discussed in paragraph 11 below, or any other material breach of any provision of this Agreement, or material violation of any applicable law, regulation or ruling.

          B. WITHOUT CAUSE. Either party may terminate this Agreement without cause by providing ninety (90) days prior written notice to the other party. If EKAE terminates this Agreement without cause during the initial term, then EKAE shall pay to UBEI, within thirty (30) days of termination, an amount equal to the product of three (3) multiplied by the average monthly fee paid to UBEI, under paragraph 2.A above, for the six (6) months prior to the termination date, or if the fee has been paid for less than six (6) months, by the average of the monthly fee for the number of months such monthly fee has been paid to UBEI.

     11. EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due,

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if such nonpayment has not been cured within five (5) days of written notice thereof; (2) default by either party in the performance of any material covenant, condition or agreement imposed upon that party by this Agreement, if such nonperformance has not been cured within five (5) days of written notice thereof; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy and such petition is not dismissed within ninety (90) days following the date of filing, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

     12. REMEDIES. Upon the happening of an event of default under paragraph 11, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys' fees and other costs and expenses. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them:
(1) to declare all amounts owed immediately due and payable; and (2) to terminate this Agreement within thirty (30) days following the giving of notice of default and opportunity to cure. Notwithstanding any other provision of this Agreement, UBEI may offset against amounts otherwise owed to EKAE the price of any Distiller's Grain which fail to conform to any requirements of this Agreement.

     13. OPEN CONTRACTS. Upon the termination of this Agreement, for whatever reason, EKAE shall assume and be responsible for delivering any remaining quantities of Distiller's Grains required to be delivered by UBEI to its customers pursuant to UBEI's contracts with the same, provided such contracts are to be delivered by UBEI from the Plant. Prior to the termination of this Agreement, UBEI shall provide EKAE with a listing of all such contracts and the quantities of Distiller's Grains to be delivered pursuant to the same to assist EKAE in completing deliveries under these open contracts. EKAE agrees to assist UBEI in the collection of amounts owed to UBEI from those customers receiving deliveries of Distiller's Grains from UBEI prior to the termination of this Agreement.

     14. FORCE MAJEURE. Neither EKAE nor UBEI will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.

     15.  INDEMNIFICATION.

          A. BY EKAE. Except as otherwise provided in this Agreement, EKAE shall indemnify, defend and hold UBEI and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys' fees), costs, claims, demands, that UBEI or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of EKAE contained herein or (ii) EKAE's negligence or willful misconduct.

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          B.   BY UBEI. Except as otherwise provided in this Agreement, UBEI shall indemnify, defend and hold EKAE and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys' fees), costs, claims, demands, that EKAE or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any misrepresentation or breach of warranty, covenant or agreement of UBEI contained herein or (ii) UBEI's negligence or willful misconduct.

          C. Where such personal injury or death is the result of negligence on the part of both EKAE and UBEI, each party's duty of indemnification shall be in proportion to the percentage of that party's negligence or faults.

          16. WAIVER AND RELEASE OF CLAIMS FOR ACTS AND OMISSIONS OF AFFILIATES. UBEI hereby acknowledges that EKAE is entering into separate service agreements with certain affiliates of UBEI (i.e., United Bio Energy Trading, LLC, United Bio Energy Management, LLC, and United Bio Energy Fuels, LLC), and that the services provided by one or more of those affiliates to EKAE under such agreements may include acting on behalf of EKAE and/or performing certain duties or obligations of EKAE under the terms and provisions of this Agreement. In the event an act or omission of one or more of those affiliates in the performance of services pursuant to such agreements results in a breach of this Agreement by EKAE, UBEI hereby agrees to waive and release EKAE from any and all claims that UBEI may have against EKAE as a result of such breach.

     17. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than those of seller and buyer between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

     18. TRADE RULES. As may be applicable, all purchases and sales of Distiller's Grains made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified. Said Trade Rules, shall to the extent applicable, be a part of this Agreement as if fully set forth herein. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not be applicable to this Agreement and nothing herein contained shall be construed to constitute an agreement between the parties to submit disputes arising hereunder to arbitration before any organization or tribunal.

     19. CONFIDENTIALITY. The parties agree to execute a Confidentiality and Nondisclosure Agreement. Such Agreement shall remain in full force and effect and shall apply and govern all disclosure and use of confidential information hereunder, in accordance with the terms of such Agreement.

     20.  MISCELLANEOUS.

          A. This Agreement, together with any attachments or other information which is expressly incorporated herein and made an integral part of this Agreement, is the complete understanding of the parties to this Agreement with respect to the subject matter of this Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Agreement.

          B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

          C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

          D. This Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. Facsimile signatures shall be deemed as originals as between the parties.

          E. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

          F. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          G. This Agreement shall be construed and performed in accordance with the laws of the State of Kansas.

          H. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably withheld.

          I. Time shall be of the essence in the performance of this Agreement.

          J. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     21. NOTICES. Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U. S. mail, postage prepaid, return receipt requested, addressed as follows:

     EKAE:     East Kansas Agri-Energy, LLC
               Attn: Bill Pracht
               210 1/2 East (4)th Avenue, PO Box 225
               Garnett, Kansas 66032

     UBEI:     United Bio Energy Ingredients, LLC
               Attn: Jeff Roskam

               2868 North Ridge Road
               Wichita, Kansas 67205

     Either party may change the address for notices hereunder by giving notice change to the other party in the manner above provided.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

East Kansas Agri-Energy, LLC
                                        -------------------------------


                                        /s/ Bill Pracht
                                        -------------------------------
                                        By: Bill Pracht
                                        Title: Chairman


United Bio Energy Ingredients, LLC


                                        /s/ Jeff Roskam
                                        -------------------------------
                                        By: Jeff Roskam
                                        Title: President

     In consideration of EKAE entering into this Agreement and other valuable consideration, the undersigned, being the sole owner of UBEI, hereby unconditionally guaranties the full and prompt performance by UBEI of all of its duties and obligations under the terms and provisions of this Agreement.

Dated this 12th day of NOVEMBER, 2004.

                                        United Bio Energy, LLC, a Kansas limited liability company

                                        By: /s/ Jeff Roskam
                                            ---------------------------

                                        Title: President
                                               ------------------------

                                    EXHIBIT A

                                DISTILLERS GRAIN

Minimum Quality standards by product:

PLANT                COMPONENT              MINIMUM                 MAXIMUM
--------------------------------------------------------------------------------
EKAE DDGS            Protein                     28%                     --
                     Fat                        7.5%                     --
                     Fiber                       --                      15%
                     Ash                         --                       5%

PLANT                COMPONENT              MINIMUM                  MAXIMUM
--------------------------------------------------------------------------------
EKAE WDGS            Protein                   10.5%                     --
                     Fat                          3%                     --
                     Fiber                       --                       5%
                     Ash                         --                     2.5%

PLANT                COMPONENT              MINIMUM                  MAXIMUM
--------------------------------------------------------------------------------
Modified WDGS        Protein                   15.0%                     --
                     Fat                        4.5%                     --
                     Fiber                       --                     9.0%
                     Ash                         --                     4.0%

MINIMUM QUALITY STANDARDS FOR ALL "PRODUCTS" SHALL ALSO BE DEEMED TO BE "COOL AND SWEET, FREE FLOWING, WITH AFLATOXIN LEVELS LESS THAN 20 PPB MAXIMUM, AND IF FROM ALL CORN RAW GRAINS, GOLDEN."

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